Exhibit 10.JJ(6)

AMENDMENTS TO THE

GLOBAL PENSION PLAN

Pursuant to Section 6.4 of the Global Pension Plan (“Plan”), which provides that the Plan may be amended in whole or in part at any time by Alcoa, the Plan is revised as follows:

1.	The following new Article VII – Claims and Appeals is added:

ARTICLE VII – CLAIMS AND APPEALS

7.1 If a claim by a Participant or spouse is denied in whole or in part, the Participant or spouse, or their representative will receive written notice from the Director. This notice will include the reasons for denial, the specific Plan provision involved, an explanation of how claims are reviewed, the procedure for requesting a review of the denied claim, and a description of the information that must be submitted with the appeal. The Participant or spouse, or their representative, may file a written appeal for review of a denied claim to the Plan. The process and the time frames for the determination of claims and appeals are as follows:

(a) The Director reviews initial claim and makes determination within 90 days of the date the claim is received.

(b) The Director may extend the above 90-day period an additional 90 days if required due to special circumstances beyond control of Director.

(c) The Participant or spouse, or their representative, may submit an appeal of a denied claim within 60 days of receipt of the denial.

(d) The Director reviews and makes a determination on the appeal within 60 days of the date the appeal was received.

(e) The Director may extend the above 60-day period an additional 60 days if required by special circumstances beyond the control of the Director.

7.2 In the case where the Director requires an extension of the period to provide a determination on an initial claim or an appeal, the plan will notify the Participant or spouse, or their representative, prior to the expiration of the initial determination period. The notification will describe the circumstances requiring the extension and the date a determination is expected to be made. If additional information is required from the Participant or spouse, the determination period will be suspended until the earlier of i) the date the information is received by the Director or ii) 45 days from the date the information was requested.

7.3 Participants or spouses, or their representative, who having received an adverse appeal determination and thereby exhausted the remedies provided under the Plan, proceed to file suit in state or federal court, must file such suit within 180 days from the date of the adverse appeal determination notice.

2.	In all other respects the Plan is ratified and confirmed.